Whirlpool Announces Increased Long-Term Value Creation Goals on the Back of Continued Record Performance and Delivers Very Strong Third-Quarter Results
•Announcing increased long-term value creation goals
•Third-quarter net sales growth of ~4%, driven by cost-based pricing initiatives and a continued strong consumer demand environment
•Strong GAAP net earnings margin of 8.6% (up 120 bps) and very strong ongoing (non-GAAP) EBIT margin(2) of 11.1% (down 80 bps), largely offsetting 650 bps of raw material inflation
•Cash provided by operating activities improved by $887 million driven by strong earnings; adjusted free cash flow(4) improved by $1,126 million driven by strong earnings and positively impacted by the divestitures of Whirlpool China(6) and Turkey subsidiary
•Repurchased $441 million of shares in the quarter
•Increased full-year 2021 earnings per diluted share guidance to ~$27.80 on a GAAP basis and ~$26.25 on an ongoing basis(1); cash provided by operating activities of $1.95 billion and adjusted free cash flow(4) of $1.70 billion remain unchanged
BENTON HARBOR, Mich., October 21, 2021 - Whirlpool Corporation (NYSE: WHR), committed to being the best global kitchen and laundry company, in constant pursuit of improving life at home, today reported financial results for the third quarter of 2021.

"
We are announcing our increased long-term value creation targets as well as increasing our earnings per share guidance to ~$26.25,” said Marc Bitzer, chairman and chief executive officer of Whirlpool Corporation. “We have, and will continue to deliver strong performance in a challenging environment."
MARC BITZER
LONG-TERM VALUE CREATION GOALS
Reconciliations to the equivalent GAAP measures -- net sales, net earnings, cash provided by (used in) operating activities, and return on assets -- for the metrics below are not provided as they rely on market factors and other assumptions outside of our control.

Long-Term Value Creation Goals (Annual Expectation)	Sales (Annual Organic Net Sales Growth Excluding Currency)	EBIT (Ongoing Earnings Before Interest and Tax, % of Net Sales)	Adjusted FCF (Adjusted Free Cash Flow as % of Net Sales)	ROIC (Return of Invested Capital)
Updated	5-6%	11-12%	7-8%	15-16%
Previous	~3%	~10%	6%+	12-14%
•Strong brand portfolio and compelling innovation pipeline position us to capitalize on positive demand trends across housing, increased appliance usage, e-commerce and D2C
•Low fixed cost base structurally positioned to expand margins and grow profitably
•Earnings growth and strong working capital discipline will drive delivery of adjusted free cash flow and our continued commitment to create shareholder value

KEY RESULTS

Third-Quarter Results	2021	2020(5)	Change
Net sales ($M)	$5,488	$5,291	$197	3.7%
Net sales excluding currency ($M)	$5,444	$5,291	$153	2.9%
GAAP net earnings available to Whirlpool ($M)	$471	$392	$79	20.2%
Ongoing EBIT(2) ($M)	$608	$628	$(20)	(3.2)%
GAAP earnings per diluted share	$7.51	$6.19	$1.32	21.3%
Ongoing earnings per diluted share(1)	$6.68	$6.83	$(0.15)	(2.2)%
CASH FLOW

Full-Year Adjusted Cash Flow	2021 YTD	2020 YTD(5)	Change
Cash provided by (used in) operating activities ($M)	$1,294	$407	$887
Adjusted free cash flow(4) ($M)	$1,296	$170	$1,126
QUARTERLY HIGHLIGHTS
•Delivered Q3 GAAP earnings per diluted share of $7.51 and ongoing (non-GAAP) earnings per diluted share(1) of $6.68, both driven by strong top-line growth and cost-based pricing actions; GAAP earnings per diluted share also impacted by the gain resulting from our additional investment in Elica PB India(7)
•Significant cash generated by operating activities of $1,294 million driven by strong earnings; adjusted free cash flow(4) of $1,296 million driven by strong earnings and positively impacted by the divestitures of Whirlpool China(6) and Turkey subsidiary

"
We continue to strengthen our balance sheet with exceptional cash generation,” said Jim Peters, chief financial officer of Whirlpool Corporation. “We are on track to deliver yet another record ongoing earnings per share and expect to return over $1.2 billion to shareholders in 2021. ”
JIM PETERS

REGIONAL REVIEW

North America	Q3 2021	Q3 2020(5)	Change	Change excluding currency impact
Net sales ($M)	$3,113	$2,961	5.1%	4.9%
EBIT(3) ($M)	$553	$560	(1.3)%	-
•Top-line growth driven by strong execution of cost-based pricing actions while elevated supply constraints remain
•EBIT margin(3) of 17.7 percent, compared to 18.9 percent in the same prior-year period, impacted by inflation, partially offset by positive price/mix

Europe, Middle East and Africa	Q3 2021	Q3 2020	Change	Change excluding currency impact
Net sales ($M)	$1,256	$1,258	(0.2)%	(1.6)%
EBIT(3) ($M)	$28	$43	(35.4)%	-
•Stable year-over-year top-line driven by cost-based pricing actions offset by supply constraints
•EBIT margin(3) of 2.2 percent, compared to 3.4 percent in the same prior-year period, impacted by inflation, partially offset by cost-based pricing actions

Latin America	Q3 2021	Q3 2020	Change	Change excluding currency impact
Net sales ($M)	$841	$719	17.0%	14.5%
EBIT(3) ($M)	$73	$77	(5.2)%	-
•Very strong top-line growth driven by cost-based pricing actions and strong industry growth in Mexico
•Strong EBIT margin(3) of 8.7 percent, compared to 10.7 percent in the same prior-year period, impacted by inflation and supply constraints, partially offset by cost-based pricing actions

Asia	Q3 2021	Q3 2020	Change	Change excluding currency impact
Net sales ($M)	$278	$353	(21.3)%	(21.5)%
EBIT(3) ($M)	$24	$6	269.1%	-
•Top-line decline driven by Whirlpool China divestiture(6)
•EBIT margin(3) of 8.6 percent, compared to 1.8 percent in the same prior-year period, primarily driven by cost-based pricing actions and Whirlpool China partial divestiture(6)

FULL-YEAR 2021 OUTLOOK
•Expect full-year 2021 net sales growth of ~13 percent
•Increased GAAP earnings per diluted share to ~$27.80 from ~$26.95, driven by the gain resulting from our additional investment in Elica PB India(7) and lower restructuring charges
•Increased ongoing earnings per diluted share(1) to ~$26.25
•Cash provided by operating activities of $1.95 billion and adjusted free cash flow(4) of $1.70 billion remain unchanged
•GAAP tax rate of 22 to 24 percent and adjusted tax rate (non-GAAP) of 24 to 26 percent remain unchanged

(1)A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2)A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool, and a reconciliation of EBIT margin and ongoing EBIT margin, non-GAAP financial measures, to net earnings margin and other important information, appears below.
(3)Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments and are metrics used by the chief operating decision maker in accordance with ASC 280. Consolidated EBIT also includes corporate "Other/Eliminations" of $(48) million and $(101) million for the third quarters of 2021 and 2020, respectively.
(4)A reconciliation of adjusted free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(5)As adjusted reporting - effective January 1, 2021, the Company changed its accounting principle for inventory valuation for inventories located in the U.S. from a last-in, first-out ("LIFO") basis to a first-in, first-out ("FIFO") basis. All prior periods presented have been retrospectively adjusted to apply the effects of the change. The information in the tables herein have been updated to reflect the retrospective accounting change. For more information see Notes 1 and 4 to Whirlpool’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
(6)Partial tender offer by Galanz for majority ownership of the Whirlpool China business was closed May 6, 2021.
(7)Gain (loss) on previously held equity interest - During the third quarter of 2021, Whirlpool Corporation acquired an additional 38% equity interest in Elica PB India Private Limited (Elica PB India) for $57 million, which resulted in a controlling equity ownership of approximately 87%. The previously held equity interest of 49% in Elica PB India was remeasured at fair value of $74 million on the acquisition date, which resulted in a gain of $42 million. This gain was recorded within Interest & sundry (income) expense during the third quarter.

Contact Whirlpool Corporation: Media: 269/923-7405, Media@Whirlpool.com, Financial: Korey Thomas, 269/923-2641, Investor_Relations@Whirlpool.com

ABOUT WHIRLPOOL CORPORATION
Whirlpool Corporation (NYSE: WHR) is committed to being the best global kitchen and laundry company, in constant pursuit of improving life at home. In an increasingly digital world, the company is driving purposeful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and Yummly. In 2020, the company reported approximately $19 billion in annual sales, 78,000 employees and 57 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.

WEBSITE DISCLOSURE
We routinely post important information for investors on our website, WhirlpoolCorp.com, in the "Investors" section. We also intend to update the "Hot Topics Q&A" portion of this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the "Investors" section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

WHIRLPOOL ADDITIONAL INFORMATION
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding future financial results, long-term value creation goals, restructuring expectations, productivity, raw material prices and the impact of COVID-19 on our operations. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) COVID-19 pandemic-related business disruptions and economic uncertainty; (2) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment, including direct-to-consumer sales; (3) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (4) Whirlpool's ability to maintain its reputation and brand image; (5) the ability of Whirlpool to achieve its business objectives and leverage its global operating platform, and accelerate the rate of innovation; (6) Whirlpool’s ability to understand consumer preferences and successfully develop new products; (7) Whirlpool's ability to obtain and protect intellectual property rights; (8) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our presence in emerging markets; (9) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (10) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks; (11) product liability and product recall costs; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) our ability to attract, develop and retain executives and other qualified employees; (14) the impact of labor relations; (15) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (16) Whirlpool's ability to manage foreign currency fluctuations; (17) impacts from goodwill impairment and related charges; (18) triggering events or circumstances impacting the carrying value of our long-lived assets; (19) inventory and other asset risk; (20) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (21) changes in LIBOR, or replacement of LIBOR with an alternative reference rate; (22) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (23) the effects and costs of governmental investigations or related actions by third parties; (24) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs; and (25) the uncertain global economy and changes in economic conditions which affect demand for our products. Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. World’s leading kitchen and laundry appliance company claim is based on the most recently available publicly reported annual product sales, parts, and support revenues.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2021	2020	2021	2020
Net sales	$5,488	$5,291	$16,170	$13,658
Expenses
Cost of products sold	4,380	4,143	12,823	11,182
Gross margin	1,108	1,148	3,347	2,476
Selling, general and administrative	524	513	1,526	1,354
Intangible amortization	10	16	37	46
Restructuring costs	7	63	35	186
(Gain) loss on sale and disposal of businesses	15	(7)	(105)	(7)
Operating profit	552	563	1,854	897
Other (income) expense
Interest and sundry (income) expense	(78)	(22)	(139)	(38)
Interest expense	44	51	134	142
Earnings before income taxes	586	534	1,859	793
Income tax expense (benefit)	100	141	353	231
Net earnings	486	393	1,506	562
Less: Net earnings (loss) available to noncontrolling interests	15	1	21	(14)
Net earnings available to Whirlpool	$471	$392	$1,485	$576
Per share of common stock
Basic net earnings available to Whirlpool	$7.56	$6.27	$23.67	$9.21
Diluted net earnings available to Whirlpool	$7.51	$6.19	$23.47	$9.14
Dividends declared	$1.40	$1.20	$4.05	$3.60
Weighted-average shares outstanding (in millions)
Basic	62.2	62.6	62.7	62.6
Diluted	62.7	63.3	63.2	63.1

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,875	$2,924
Accounts receivable, net of allowance of $103 and $132, respectively	3,187	3,109
Inventories	2,876	2,301
Prepaid and other current assets	788	795
Total current assets	9,726	9,129
Property, net of accumulated depreciation of $6,627 and $6,780, respectively	2,713	3,199
Right of use assets	973	989
Goodwill	2,492	2,496
Other intangibles, net of accumulated amortization of $519 and $673, respectively	1,993	2,194
Deferred income taxes	2,061	2,189
Other noncurrent assets	436	240
Total assets	$20,394	$20,436
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$5,127	$4,834
Accrued expenses	696	637
Accrued advertising and promotions	810	831
Employee compensation	587	648
Notes payable	12	12
Current maturities of long-term debt	298	298
Other current liabilities	761	1,070
Total current liabilities	8,291	8,330
Noncurrent liabilities
Long-term debt	4,961	5,059
Pension benefits	441	516
Postretirement benefits	153	166
Lease liabilities	813	838
Other noncurrent liabilities	606	732
Total noncurrent liabilities	6,974	7,311
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 114 million and 113 million shares issued, respectively, and 61 million and 63 million shares outstanding, respectively	114	113
Additional paid-in capital	3,011	2,923
Retained earnings	9,957	8,725
Accumulated other comprehensive loss	(2,412)	(2,811)
Treasury stock, 53 million and 50 million shares, respectively	(5,706)	(5,065)
Total Whirlpool stockholders' equity	4,964	3,885
Noncontrolling interests	165	910
Total stockholders' equity	5,129	4,795
Total liabilities and stockholders' equity	$20,394	$20,436

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Nine Months Ended
	2021	2020

Operating activities
Net earnings	$1,506	$562
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	378	414
(Gain) loss on sale and disposal of businesses	(105)	—
(Gain) loss on previously held equity interest	(42)	—
Changes in assets and liabilities:
Accounts receivable	(289)	(663)
Inventories	(785)	168
Accounts payable	617	(162)
Accrued advertising and promotions	20	(179)
Accrued expenses and current liabilities	207	(163)
Taxes deferred and payable, net	50	88
Accrued pension and postretirement benefits	(89)	(55)
Employee compensation	10	137
Other	(184)	260
Cash provided by (used in) operating activities	1,294	407
Investing activities
Capital expenditures	(306)	(251)
Proceeds from sale of assets and businesses	299	27
Acquisition of businesses, net of cash acquired	(46)	—
Cash held by divested businesses	(393)	—
Cash provided by (used in) investing activities	(446)	(224)
Financing activities
Net proceeds from borrowings of long-term debt	300	1,031
Net proceeds (repayments) of long-term debt	(300)	(568)
Net proceeds (repayments) from short-term borrowings	1	1,405
Dividends paid	(253)	(232)
Repurchase of common stock	(641)	(121)
Common stock issued	76	16
Other	(39)	—
Cash provided by (used in) financing activities	(856)	1,531
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(51)	(125)
Increase (decrease) in cash, cash equivalents and restricted cash	(59)	1,589
Cash, cash equivalents and restricted cash at beginning of year	2,934	1,952
Cash, cash equivalents and restricted cash at end of period	$2,875	$3,541

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings per diluted share, organic net sales, adjusted effective tax rate, sales excluding currency and adjusted free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that adjusted tax rate provides investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of certain unique items. Management believes that adjusted free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. The Company provides adjusted free cash flow related metrics, such as adjusted free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of adjusted free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Whirlpool does not provide a non-GAAP reconciliation for its forward-looking long-term value creation goals, such as organic net sales, EBIT, adjusted free cash flow conversion, ROIC and gross debt/EBITDA, as these long-term management goals are not annual guidance, and the reconciliation of these long-term measures would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net earnings margin, net sales, effective tax rate and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose segment EBIT as important financial metrics used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

THIRD-QUARTER 2021 ONGOING EARNINGS BEFORE INTEREST AND TAXES AND ONGOING EARNINGS PER DILUTED SHARE

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2021. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our third-quarter GAAP tax rate was 17.1%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted tax rate (non-GAAP) of 25.0%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	September 30, 2021
Net earnings (loss) available to Whirlpool	$471
Net earnings (loss) available to noncontrolling interests	15
Income tax expense (benefit)	100
Interest expense	44
Earnings before interest & taxes	$630
Net sales	$5,488
Net earnings margin	8.6%

	Results classification	Earnings before interest & taxes	Earnings per diluted share
Reported measure		$630	$7.51
Restructuring costs(a)	Restructuring costs	7	0.10
(Gain) loss on sale and disposal of businesses(b)	(Gain) loss on sale and disposal of businesses	13	0.21
(Gain) loss on previously held equity interest(c)	(Gain) loss on previously held equity interest	(42)	(0.50)
Income tax impact			0.05
Normalized tax rate adjustment(d)			(0.69)
Ongoing measure		$608	$6.68
Net sales		$5,488
Ongoing EBIT margin		11.1%

Note: Numbers may not reconcile due to rounding

THIRD-QUARTER 2020 ONGOING EARNINGS BEFORE INTEREST AND TAXES AND ONGOING EARNINGS PER DILUTED SHARE
The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2020. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our third-quarter GAAP tax rate was 26.4%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted tax rate (non-GAAP) of 25.0%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	September 30, 2020(5)
Net earnings (loss) available to Whirlpool	$392
Net earnings (loss) available to noncontrolling interests	1
Income tax expense (benefit)	141
Interest expense	51
Earnings (loss) before interest & taxes	$585
Net sales	$5,291
Net earnings margin	7.4%

	Results classification	Earnings before interest & taxes(5)	Earnings per diluted share(5)
Reported measure		$585	$6.19
Restructuring costs(a)	Restructuring costs	63	1.00
Corrective action recovery(e)	Cost of products sold	(13)	(0.20)
(Gain) loss on sale and disposal of businesses(b)	(Gain) loss on sale and disposal of businesses	(7)	(0.10)
Income tax impact		—	(0.17)
Normalized tax rate adjustment(d)		—	0.11
Ongoing measure		$628	$6.83
Net sales		$5,291
Ongoing EBIT margin		11.9%

Note: Numbers may not reconcile due to rounding

FULL-YEAR 2021 OUTLOOK FOR ONGOING EARNINGS BEFORE INTEREST AND TAXES AND ONGOING EARNINGS PER DILUTED SHARE

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2021. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our anticipated full-year GAAP tax rate is 22.0% to 24.0%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year adjusted tax (non-GAAP) rate between 24.0% and 26.0%.

		Twelve Months Ending
		December 31, 2021
	Results classification	Earnings before interest & taxes*	Earnings (loss) per diluted share
Reported measure*		$2,485	~$27.80
Restructuring costs(a)	Restructuring costs	54	0.86
(Gain) loss on sale and disposal of businesses(b)	(Gain) loss on sale and disposal of businesses	(107)	(1.71)
(Gain) loss on previously held equity interest(c)	(Gain) loss on previously held equity interest	(42)	(0.50)
Income tax impact		—	0.34
Normalized tax rate adjustment(d)			(0.54)
Ongoing measure		~$2,390	~$26.25

Note: Numbers may not reconcile due to rounding

*Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. The Company does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of the Company's overall net earnings -- implicates the Company's projections regarding the earnings of the Company's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

FOOTNOTES
a.RESTRUCTURING COSTS - In the third quarter of 2020, these costs were primarily related to actions that right-sized and reduced the fixed cost structure of our North America business and certain other centralized functions, attributable primarily to the macroeconomic uncertainties caused by COVID-19. In the third quarter of 2021, these costs were primarily related to actions that right-size and reduce the fixed cost structure of our EMEA business and other centralized functions.
b.(GAIN) LOSS ON SALE AND DISPOSAL OF BUSINESSES - On March 31, 2021, Galanz launched its partial tender offer for majority ownership of Whirlpool China. Our subsidiary tendered approximately 31% of Whirlpool China's outstanding shares in the tender offer, with the remainder representing a noncontrolling interest of approximately 20% in Whirlpool China. The transaction closed on May 6, 2021. In connection with the closing of the transaction, we received cash proceeds of $193 million and recognized a gain on sale of $284 million.
On May 17, 2021, our subsidiary entered into a share purchase agreement to sell its Turkish subsidiary to Arçelik. As part of the agreement, Arçelik will assume responsibility for operating the manufacturing site in Manisa, Turkey, following closing. The transaction closed on June 30, 2021. In connection with the closing of the transaction, we received cash proceeds of $93 million and recognized a loss on sale of $164 million. During the third quarter of 2021, amounts for working capital and other customary post-closing adjustments were finalized and an additional $13 million loss related to the sale of business was recorded.
The net impact realized for gain on sale and disposal of businesses included in the income statement for the nine months ended September 30, 2021 is $105 million.
During the third quarter of 2019, the Company reserved approximately $7 million for an expected change in purchase price for the sale of the Embraco compressor business. Adjustments to the final purchase price were finalized as of the third quarter 2020, with no resulting change to the final purchase price, and the reserve was released and recognized as a gain during the quarter.
c.(GAIN) LOSS ON PREVIOUSLY HELD EQUITY INTEREST - During the third quarter of 2021, Whirlpool Corporation acquired an additional 38% equity interest in Elica PB India Private Limited (Elica PB India) for $57 million, which resulted in a controlling equity ownership of approximately 87%. The previously held equity interest of 49% in Elica PB India was remeasured at fair value of $74 million on the acquisition date, which resulted in a gain of $42 million. This gain was recorded within Interest & sundry (income) expense during the third quarter. The earnings per diluted share impact is calculated net of minority interest.
d.NORMALIZED TAX RATE ADJUSTMENT - During the third quarter of 2021, the Company calculated ongoing earnings per share using an adjusted tax rate of 25.0% to reconcile to our anticipated full-year effective tax rate between 24.0% and 26.0%, which excludes the gain on sale and disposal of businesses. During the third quarter of 2020, the Company calculated ongoing earnings per share using an adjusted tax rate of 25.0%, to reconcile to our anticipated full-year 2020 effective tax between 23.0% and 25.0%.
e.CORRECTIVE ACTION RECOVERY - In Q3 2020, the Company recorded a benefit of $13 million related to a vendor recovery in our ongoing EMEA-produced washer corrective action.

ADJUSTED FREE CASH FLOW

As defined by the Company, adjusted free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses, and changes in restricted cash. The reconciliation provided below reconciles nine months ended September 30, 2021 and 2020 and 2021 full-year adjusted free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Adjusted free cash flow as a percentage of net sales is calculated by dividing adjusted free cash flow by net sales.

	Nine Months Ended
	September 30,
(millions of dollars)	2021	2020	2021 Outlook
Cash provided by (used in) operating activities	$1,294	$407	$1,950
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash	2	(237)	(250)
Adjusted free cash flow	$1,296	$170	$1,700

Cash provided by (used in) investing activities*	(446)	(224)
Cash provided by (used in) financing activities*	(856)	1,531

*Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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